Supplement dated July 24, 2012

to Term Sheet dated May 24, 2012,

product supplement ARN-4 dated April 2, 2012,

Series L MTN prospectus supplement

dated March 30, 2012 and prospectus dated

March 30, 2012 (together, the “Note Prospectus”)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-180488

Bank of America Corporation

Medium-Term Notes, Series L

Accelerated Return Notes®

Linked to the S&P 500® Index, due May 30, 2014

(the “ARNs”)

This document supplements the Note Prospectus in connection with any secondary market transactions in the ARNs by Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the ARNs was defined in the final term sheet (the “Final Term Sheet”), dated May 24, 2012 and filed with the Securities and Exchange Commission (the “SEC”) on May 29, 2012. The Starting Value was defined as the lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period on which a Market Disruption Event has not occurred. The closing level of the Market Measure on May 24, 2012 was 1,320.68.

The Starting Value Determination Period expired on July 24, 2012. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period on which a Market Disruption Event did not occur was 1,278.04, which is less than 1,320.68.

Therefore, the Starting Value for the ARNs is 1,278.04.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the ARNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” on page TS-5 of the Final Term Sheet and beginning on page S-10 of product supplement ARN-4, as the ARNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the ARNs.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Term Sheet dated May 24, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512251074/d359711d424b2.htm

•	Product supplement ARN-4 dated April 2, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512146655/d326526d424b5.htm

•	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 70858. Unless otherwise indicated or unless the context requires otherwise, all references in the Final Term Sheet to “we,” “us,” “our,” or similar references are to Bank of America Corporation.